Exhibit 10.21

SENIOR REVOLVING CREDIT AND TERM LOAN FACILITY

$300,000,000 REVOLVING CREDIT FACILITY

$200,000,000 TERM LOAN FACILITY

REFINANCING

CREDIT AGREEMENT

by and among

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

As Administrative Agent,

PNC Capital Markets LLC, and J.P. Morgan Securities Inc., RBS Greenwich Capital,

as Co-Lead Arrangers and Joint Bookrunners,

and

JPMorgan Chase Bank, as Syndication Agent,

Bank of America, N.A., Citizens Bank of Pennsylvania, The Bank of Nova Scotia, and First

Commonwealth Bank,

as Co-Documentation Agents

Dated as of November 4, 2008

TABLE OF CONTENTS

SECTION 1	DEFINITIONS.		1
1.1	Definitions.		1
1.2	Other Interpretive Provisions.		17

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.		18
2.1	Commitments.		18
	2.1.1	Revolving Loan Commitment.	18
	2.1.2	L/C Commitment.	18
	2.1.3	The Term Loan Commitments.	19
2.2	Loan Procedures.		19
	2.2.1	Various Types of Loans.	19
	2.2.2	Borrowing Procedures.	19
	2.2.3	Conversion and Continuation Procedures.	20
	2.2.4	Swing Line Facility.	21
2.3	Letter of Credit Procedures.		22
	2.3.1	L/C Applications.	22
	2.3.2	Participations in Letters of Credit.	24
	2.3.3	Reimbursement Obligations.	24
	2.3.4	Funding by Lenders to Issuing Lender.	25
	2.3.5	Indemnity.	25
	2.3.6	Liability for Acts and Omissions.	26
2.4	Term Loan Commitments.		27
2.5	Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.		27
2.6	Commitments Several.		28
2.7	Certain Conditions.		28

SECTION 3	EVIDENCING OF LOANS.		29
3.1	Notes.		29
3.2	Recordkeeping.		29

SECTION 4	INTEREST.		29
4.1	Interest Rates.		29
4.2	Interest Payment Dates, Currency.		29
4.3	Setting and Notice of LIBOR Rates.		30
4.4	Computation of Interest.		30

SECTION 5	FEES.		30
5.1	Commitment Fee.		30
5.2	Letter of Credit Fees.		30
5.3	Administrative Agent’s Fees.		31

SECTION 6	REDUCTION, INCREASE, OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.		31
6.1	Reduction or Termination of the Revolving Commitment.		31
	6.1.1	Voluntary Reduction or Termination of the Revolving Commitment.	31
	6.1.2	[Reserved]	32
	6.1.3	All Reductions of the Revolving Commitment.	32

i

6.2	Prepayments.		32
	6.2.1	Prepayments.	32
	6.2.2	Mandatory Prepayment.	32
6.3	Manner of Prepayments.		34
	6.3.1	All Prepayments.	34
6.4	Repayments.		34
6.5	Increase in Revolving Commitments.		34

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.		35
7.1	Making of Payments.		35
7.2	Application of Certain Payments.		36
7.3	Due Date Extension.		36
7.4	Setoff.		36
7.5	Proration of Payments.		36
7.6	Taxes.		37
7.7	Alternate Currency Repayments.		39
7.8	Alternate Currency Amounts - Rounding.		39

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.		39
8.1	Increased Costs.		39
8.2	Basis for Determining Interest Rate Inadequate or Unfair.		40
8.3	Changes in Law Rendering LIBOR Loans Unlawful.		40
8.4	Funding Losses.		41
8.5	Right of Lenders to Fund through Other Offices.		41
8.6	Discretion of Lenders as to Manner of Funding.		41
8.7	Mitigation of Circumstances; Replacement of Lenders.		41
8.8	Conclusiveness of Statements; Survival of Provisions.		42

SECTION 9	REPRESENTATIONS AND WARRANTIES.		42
9.1	Organization.		42
9.2	Authorization; No Conflict.		42
9.3	Validity and Binding Nature.		43
9.4	Financial Condition.		43
9.5	No Material Adverse Change.		43
9.6	Litigation and Contingent Liabilities.		43
9.7	Ownership of Properties; Liens.		44
9.8	Equity Ownership; Subsidiaries.		44
9.9	Pension Plans.		44
9.10	Investment Company Act.		45
9.11	[Reserved]		45
9.12	Regulation U.		45
9.13	[Reserved]		45
9.14	Solvency, etc.		45
9.15	Environmental Matters.		45
9.16	Insurance.		46
9.17	Real Property.		46
9.18	Information.		46
9.19	Intellectual Property.		46
9.20	Burdensome Obligations.		46
9.21	Labor Matters.		46
9.22	No Default.		47

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9.23	Indenture, No Recent Amendments.		47

SECTION 10	AFFIRMATIVE COVENANTS.		47
10.1	Reports, Certificates and Other Information.		47
	10.1.1	Annual Report.	47
	10.1.2	Interim Reports.	47
	10.1.3	Compliance Certificates.	47
	10.1.4	Reports to the SEC and to Shareholders.	48
	10.1.5	Notice of Litigation and ERISA Matters.	48
	10.1.6	[Reserved]	48
	10.1.7	Management Reports.	48
	10.1.8	Projections.	49
	10.1.9	Indenture Debt Notices.	49
	10.1.10	Notice of Default.	49
	10.1.11	Notice of Litigation.	49
	10.1.12	Other Information.	49
10.2	Books, Records and Inspections.		49
10.3	Maintenance of Property; Insurance.		50
10.4	Compliance with Laws; Payment of Taxes and Liabilities.		50
10.5	Maintenance of Existence, etc.		50
10.6	Use of Proceeds.		51
10.7	Employee Benefit Plans.		51
10.8	Environmental Matters.		51
10.9	[Reserved]		51
10.10	Further Assurances; Joinder of Guarantors.		51

SECTION 11	NEGATIVE COVENANTS		52
11.1	Debt.		52
11.2	Liens.		53
11.3	Operating Leases.		54
11.4	Restricted Payments.		54
11.5	Acquisitions, Mergers, Consolidations, Sales.		55
11.6	Modification of Organizational Documents.		56
11.7	Transactions with Affiliates.		57
11.8	Unconditional Purchase Obligations.		57
11.9	Inconsistent Agreements.		57
11.10	Business Activities; Issuance of Equity.		57
11.11	Investments.		57
11.12	Restriction of Amendments to Certain Documents.		58
11.13	Fiscal Year.		58
11.14	Financial Covenants.		58
	11.14.1	Interest Coverage Ratio.	58
	11.14.2	Total Debt to EBITDA Ratio.	58
	11.14.3	[Reserved]	59
	11.14.4	[Reserved]	59
	11.14.5	Covenant Calculations.	59
11.15	Cancellation of Debt.		59
11.16	Limitations on Amendments to Indenture.		59

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		60
12.1	Initial Credit Extension.		60

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	12.1.1	Notes.	61
	12.1.2	Authorization Documents.	61
	12.1.3	Consents, etc.	61
	12.1.4	Letter of Direction, Sources and Uses.	61
	12.1.5	Guaranty Agreement.	61
	12.1.6	Opinions of Counsel.	61
	12.1.7	Insurance.	61
	12.1.8	Payment of Fees.	61
	12.1.9	Projections.	62
	12.1.10	Termination of Prior Credit Agreement; Lien Searches.	62
	12.1.11	Standard Car Acquisition Agreement.	62
	12.1.12	Other.	62
12.2	Conditions.		62
	12.2.1	Compliance with Warranties, No Default, etc.	62
	12.2.2	Confirmatory Certificate.	62

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT.		63
13.1	Events of Default.		63
	13.1.1	Non-Payment of the Loans, etc.	63
	13.1.2	Non-Payment of Other Debt.	63
	13.1.3	Other Material Obligations.	63
	13.1.4	Bankruptcy, Insolvency, etc.	63
	13.1.5	Non-Compliance with Loan Documents.	63
	13.1.6	Representations; Warranties.	64
	13.1.7	Pension Plans.	64
	13.1.8	Judgments.	64
	13.1.9	Invalidity of Collateral Documents, etc.	64
	13.1.10	Change of Control.	64
	13.1.11	Material Adverse Effect.	64
13.2	Effect of Event of Default.		64

SECTION 14	THE AGENT[S].		65
14.1	Appointment and Authorization.		65
14.2	Issuing Lender.		65
14.3	Delegation of Duties.		65
14.4	Exculpation of Administrative Agent.		66
14.5	Reliance by Administrative Agent.		66
14.6	Notice of Default.		66
14.7	Credit Decision.		67
14.8	Indemnification.		67
14.9	Administrative Agent in Individual Capacity.		68
14.10	Successor Administrative Agent.		68
14.11	Guaranty Matters.		68
14.12	Administrative Agent May File Proofs of Claim.		68
14.13	Other Agents; Arrangers and Managers.		69
14.14	No Reliance on Administrative Agent’s Customer Identification Program.		69

SECTION 15	GENERAL.		70
15.1	Waiver; Amendments.		70
15.2	Confirmations.		70
15.3	Notices.		70

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15.4	Computations.	71
15.5	Costs, Expenses and Taxes.	71
15.6	Assignments.	72
15.7	Register.	73
15.8	Participations.	73
15.9	Limitations upon Participant Rights, Successors and Assigns Generally.	73
15.10	GOVERNING LAW.	73
15.11	Confidentiality.	74
15.12	Severability.	74
15.13	Nature of Remedies.	75
15.14	Entire Agreement.	75
15.15	Counterparts.	75
15.16	Successors and Assigns.	75
15.17	Captions.	75
15.18	INDEMNIFICATION BY THE COMPANY.	75
15.19	Nonliability of Lenders.	76
15.20	FORUM SELECTION AND CONSENT TO JURISDICTION.	77
15.21	WAIVER OF JURY TRIAL.	77
15.22	USA PATRIOT ACT.	77

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ANNEXES

ANNEX A	Lenders and Pro Rata Shares and Addresses for Notices

SCHEDULES

SCHEDULE 1.1 (B)	Commitments of Lenders and Addresses for Notices
SCHEDULE 2.3	Letters of Credit Outstanding as of Closing Date
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.11	Investments

EXHIBITS

EXHIBIT A-1	Form of Note (Section 3.1)
EXHIBIT A-2	Form of Swing Line Note (Section 3.1)
EXHIBIT A-3	Form of Term Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Lender Joinder and Assumption Agreement (Section 6.5)
EXHIBIT D	Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F	Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT G	Form of Acquisition Compliance Certificate
EXHIBIT H	Form of Guarantor Joinder

REFINANCING

CREDIT AGREEMENT

THIS REFINANCING CREDIT AGREEMENT, dated as of November 4, 2008 (this “Agreement”) is entered into among WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), each of the other Loan Parties (as hereinafter defined) from time to time party hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (in its individual capacity, “PNC”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A., as syndication agent, and Bank of America, N.A., Citizens Bank of Pennsylvania, The Bank of Nova Scotia, and First Commonwealth Bank, as co-documentation agents.

The Company, the other Loan Parties, Administrative Agent, and certain lenders (including some of the Lenders hereunder) are parties to a Refinancing Credit Agreement, dated as of January 12, 2004, as amended from time to time (as amended to the date hereof, the “Prior Credit Agreement”), providing for a revolving credit facility which refinanced amounts outstanding under an Amended and Restated Refinancing Credit Agreement, dated as of November 19, 1999, among the Company, other Loan Parties, Administrative Agent, and certain lenders (including some of the Lenders hereunder); and

The Company has requested the Lenders to refinance the amounts outstanding under the Prior Credit Agreement, to provide (i) a senior revolving credit facility to the Company in an aggregate principal amount not to exceed $300,000,000, as such amount may be increased in accordance with the terms hereof, and (ii) a $200,000,000 senior term loan facility; and

The Lenders have agreed to make available to the Company such credit and refinance the amounts outstanding under the Prior Credit Agreement upon the terms and conditions set forth herein.

In consideration of their mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

SECTION	1 DEFINITIONS.

1.1 Definitions.

When used herein the following terms shall have the following meanings:

Acquired Debt means mortgage Debt or Debt with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by the Company or a Subsidiary of the Company pursuant to an Acquisition permitted hereunder (and not created or incurred in connection with or in anticipation of such Acquisition).

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent means PNC Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agent Fee Letter means the Fee Letter dated as of August 6, 2008, between the Company, the Administrative Agent, and PNC Capital Markets LLC.

Agreement - see the Preamble.

Alternate Currency means with respect to any Revolving Loan, Canadian Dollars to the extent that such currency is freely tradable and exchangeable into Dollars in the London or other applicable interbank market and for which an Exchange Rate can be determined by reference to the Bloomberg Financial Markets system or other authoritative source selected by the Administrative Agent in its sole discretion.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act (defined at Section 15.20), the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Margin means, for any day, the rate per annum set forth below opposite the applicable level based on the Total Debt to EBITDA Ratio (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage (expressed in basis points) set forth below under the column “LIBOR Margin”, and (ii) Base Rate Loans shall be the percentage (expressed in basis points) set forth below under the column “Base Rate Margin”. The Standby L/C Fee Rate shall be the rate per annum set forth below opposite the applicable Level then in effect as the percentage (expressed in basis points) set forth under the column “Standby L/C Fee” and the Commercial L/C Fee Rate shall be the rate per annum set forth below opposite the applicable Level then in effect as the percentage (expressed in basis points) set forth under the column “Commercial L/C Fee”.

Level	Total Debt To EBITDA	LIBOR Margin (bps)	Base Rate Margin (bps)	Standby L/C Fee (bps)	Commercial L/C Fee (bps)
I	≥2.50x	+200.00	50.00	+200.00	+100.00

II	≥ 2.00x < 2.50x	+175.00	25.00	+175.00	+87.50

III	≥1.50x <2.00x	+150.00	0.00	+150.00	+75.00

IV	< 1.50x	+125.00	0.00	+125.00	+62.50

The LIBOR Margin, the Base Rate Margin, the Commercial L/C Fee Rate, and the Standby L/C Fee Rate shall be adjusted, to the extent applicable, on the date on which Company is required to provide the annual or quarterly financial statements and other information pursuant Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Company fails to deliver the such financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin, the Base Rate Margin, the Commercial L/C Fee Rate, and the Standby L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the LIBOR Margin, the Base Rate Margin, the Commercial L/C Fee Rate, and the Standby L/C Fee Rate shall be determined by the then current Level; (b) no reduction to any of the LIBOR Margin, the Base Rate Margin, the Commercial L/C Fee Rate, or the Standby L/C Fee Rate shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; and (c) notwithstanding any other provision hereof and solely for the purpose of determining the LIBOR Margin, the Base Rate Margin, the Commercial L/C Fee Rate, and the Standby L/C Fee Rate, the initial LIBOR Margin, Base Rate Margin, Commercial L/C Fee Rate, and Standby L/C Fee Rate on the Closing Date shall be based on Level II until the date on which the financial statements and Compliance Certificate are due to be delivered for the Fiscal Quarter ending December 31, 2008.

Asset Disposition see the definition of Significant Disposition.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Augmenting Lender see Section 6.5.

Base Rate means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate, and (c) the Daily LIBOR Rate plus 150 basis points (1.50%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Interest on borrowings at the Base Rate is calculated on an actual/actual day basis and is payable quarterly.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate applies, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant currency in the London interbank market, other applicable interbank market, or the principal financial center of the country in which payment or purchase of the relevant Alternate Currency can be made (and, if the Loan or Letter of Credit drawing which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding Acquisitions permitted pursuant to Section 11.5 and expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

Cash Collateralize means to deliver cash collateral to the Administrative Agent, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to the Administrative Agent. Derivatives of such term have corresponding meanings.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) securities, maturing not more than eighteen months from the date of purchase, rated at least AA by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or Aa by Moody’s Investors Service, Inc., and (g) other short term liquid investments approved in writing by the Administrative Agent.

Casualty Disposition see the definition of “Significant Disposition.”

Change of Control means (i) any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 50% or more of the voting capital stock of the Company; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986.

Collateral Documents means, collectively, the Guaranty Agreement and any agreement or instrument pursuant to which the Company, any Subsidiary or any other Person hereafter grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commercial Letter of Credit means any Letter of Credit which is a commercial letter of credit issued in respect of the purchase of goods or services.

Commercial Letter of Credit Fee see Section 5.2.

Commercial L/C Fee Rate is defined, and subject to the terms set forth, in the definition of “Applicable Margin.”

Commitment shall mean as to any Lender the aggregate of its Revolving Commitment and Term Loan Commitment and, in the case of PNC, its Swing Line Loan Commitment, and Commitments shall mean the aggregate of the Revolving Commitments, Term Loan Commitments and Swing Line Loan Commitment of all of the Lenders.

Commitment Fee - see Section 5.1.

Commitment Fee Rate means 25 basis points (0.25%) per annum whenever Revolving Outstandings are equal to or greater than thirty-three percent (33%) of the Revolving Commitments and means 35 basis points (0.35%) per annum whenever Revolving Outstandings are less than thirty-three percent (33%) of the Revolving Commitments.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

Contingent Liability means, without duplication, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Daily LIBOR Rate means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the discretion of Administrative Agent, to the nearest 1/100th of 1% per annum) (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage on such day.

Debt of any Person means, without duplication, (a) all indebtedness of such Person, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person and (i) all Debt of any partnership of which such Person is a general partner.

Debt to be Repaid means Debt listed on Schedule 12.1.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Revolving Loans, the Term Loans, participations with respect to Letters of Credit (as provided in Section 2.3), or participations in Swing Line Loans (as provided in Section 2.2.4) required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (c) has been deemed insolvent or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

Delinquent Lender - see Section 7.5.

Designated Proceeds - see Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Dollar Equivalent shall mean (A) with respect to a Letter of Credit the amount in Dollars (i) which is to be paid in Dollars under the Letter of Credit, and (ii) which is equivalent to the amount to be paid in a currency other than Dollars under the Letter of Credit computed at the Administrative Agent’s then current selling rate of exchange, as reasonably determined by Administrative Agent, for payment by teletransmission or otherwise to or at the place of payment when and in the currency in which payment is to be made under the Letter of Credit, plus any and all costs, premiums, and expenses arising from all currency conversions incurred by Administrative Agent in connection therewith, and (B) with respect to Revolving Loans (i) as to any such Loan denominated in Dollars, the principal amount thereof, and (ii) as to any such Loan denominated in an Alternate Currency, the amount in Dollars which is equivalent to the principal amount thereof, determined by the Administrative Agent using the Exchange Rate with respect to such Alternate Currency at the time in effect.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation, amortization, losses from Asset Dispositions, extraordinary losses, noncash losses from discontinued operations and other noncash charges to net income for such period, minus, to the extent added in determining such Consolidated Net Income, noncash credits to net income, gains from Asset Dispositions, noncash gains from discontinued operations, and other extraordinary income for such period; provided, however, that in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of Section 11.14.2, such calculation shall (a) in the case of such a disposition, exclude for the period of determination EBITDA attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the EBITDA attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local Laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

Equity Disposition see the definition of “Significant Disposition.”

ERISA means the Employee Retirement Income Security Act of 1974.

ESOP see Section 11.4.

Event of Default means any of the events described in Section 13.1.

Exchange Rate means, on any day, with respect to an Alternate Currency, the rate at which such Alternate Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London or such other applicable time, on such date by reference to the Bloomberg Financial Markets system for such Alternate Currency (or other authoritative source selected by the Administrative Agent in its sole discretion) or, in the event of the unavailability of any such source, the Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 a.m. at the place of such market, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

Exchange Rate L/C Excess Amount see Section 2.3.1.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes).

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2008”) refer to the Fiscal Year ending on December 31, 2008, of such calendar year.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Group - see Section 2.2.1.

Guaranty Agreement means the Guaranty Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Indemnified Liabilities - see Section 15.16.

Intercompany Subordination Agreement means the Intercompany Subordination Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other intercompany subordination agreement executed by a Loan Party or a Subsidiary of a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) cash Interest Expense for such Computation Period.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three, six, nine, or twelve months thereafter (as such periods may be available in the determination of Administrative Agent) as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that for any LIBOR Loan in an Alternate Currency only one or two month periods shall be available, and provided further that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and

(d) the Company may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Issuing Lender means PNC in its capacity as the issuer of Letters of Credit hereunder, or any of its Affiliates that may from time to time issue Letters of Credit, and each of their successors and assigns in such capacity, and additionally means Bank of America, N.A., as successor by merger to LaSalle and on its own behalf, solely with respect to Letters of Credit issued by LaSalle and described on Schedule 2.3 (and renewals thereof)[ and JPMC solely with respect to Letters of Credit issued by JPMC and described on Schedule 2.3 (and renewals thereof)].

JPMC means JPMorgan Chase Bank, N.A., and its successors and assigns.

LaSalle means LaSalle Bank National Association and its successors and assigns, including Bank of America, N.A.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate - see the definition of Applicable Margin.

Lenders means the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.-

Lender Party - see Section 15.18.

Letter of Credit - see Section 2.1.2.

Level see the definition of Applicable Margin.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Margin - see the definition of Applicable Margin.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder. A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means a rate of interest equal to (a) the per annum rate of interest at which deposits in Dollars or the applicable Alternate Currency (as the case may be) in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London or other applicable Interbank Eurodollar or Alternate Currency market at approximately 11:00 A.M. (London or such other applicable time) two (2) Business Days prior to the commencement of such Interest Period, which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which deposits in US dollars or the applicable Alternate Currency are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which deposits in US dollars or the applicable Alternate Currency are offered by leading banks in the London interbank deposit market (an “Alternate Source”) or, if an Alternate Source is not available, as the LIBOR Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (the resulting quotient rounded upwards, at the discretion of Administrative Agent, to the nearest 1/100th of 1% per annum) (b) a number determined by subtracting from 1.00 the then applicable stated maximum reserve percentage (the “Reserve Percentage”) for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); the LIBOR Rate shall be adjusted with respect to any LIBOR Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent will give notice to the Company of the LIBOR Rate as determined or adjusted in accordance herewith. The Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of Law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Intercompany Subordination Agreement, the Agent Fee Letter, the Collateral Documents, and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means the Company and each domestic Subsidiary of the Company; provided however that the term, “Loan Party,” shall not include Ricon Acquision Corporation, Intermodal Trailer Express, Inc., or Transit Care, Inc., for so long as any such entity is immaterial to the operations or income of the Company and its other Subsidiaries.

Loan or Loans means, as the context may require, Revolving Loans, Term Loans, and/or Swing Line Loans.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master or other letter of credit agreement or reimbursement agreement in the form, if any, being used by the Issuing Lender at such time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties taken as a whole to perform any of the payment Obligations under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Non-U.S. Participant - see Section 7.6(d).

Notes means, collectively, the promissory notes in the form of Exhibit A-1 evidencing the Revolving Loans (a “Revolving Note”), in the form of Exhibit A-2 evidencing the Swing Line Loan (a “Swing Line Note”), and in the form of Exhibit A-3 evidencing the Term Loans (a “Term Note”).

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document, including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit, and all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Permitted Note Indenture shall mean the indenture, dated as of August 6, 2003, in the original principal amount of $150,000,000, among the Company and the Bank of New York, as Trustee, and any amendment, restatement, refinancing, or the like thereof to the extent permitted by Section 11.16.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

PNC - see the Preamble.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent at its main banking office in Pittsburgh, Pennsylvania, as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Prior Credit Agreement see the Recitals.

Pro Rata Share means

(i) with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit or Swing Line Loans, reimburse an Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the proportion that such Lender’s Revolving Commitment bears to the Revolving Commitments of all of the Lenders, provided however that if the Revolving Commitments have terminated or expired, the Pro Rata Shares for purposes of this clause shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

(ii) with respect to a Lender’s obligation to make Term Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, the proportion that such Lender’s Term Loans bears to the Term Loans of all of the Lenders, provided however that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments of the Lenders and not the amount of their Term Loans.

(iii) with respect all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment plus Term Loan Commitment, by (ii) the sum of the aggregate amount of the Revolving Commitments plus Term Loans of all Lenders; provided however that if that if the Revolving Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Commitments and provided further that if the Term Loans have not yet been funded, the computation in this clause shall be determined based upon the Term Loan Commitments and not the current amount of the Term Loans.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication determined by the Administrative Agent).

Refunded Swing Line Loan - see Section 2.2.4(c).

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Replacement Lender - see Section 8.7(b).

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders other than Defaulting Lenders whose Pro Rata Shares exceed 50% as determined pursuant to clause (iii) of the definition of “Pro Rata Share” provided, however, that the Commitments of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Reserve Percentage - see the definition of “LIBOR Rate.”

Revolving Commitment means as to any Lender at any time the amount initially set forth opposite its name in the appropriate column of Schedule 1.1(B), as such Commitment is thereafter assigned or modified in accordance with the terms hereof, and Revolving Commitments means the aggregate Revolving Commitments of all the Lenders in the amount of $300,000,000 as of the date hereof, as reduced from time to time pursuant to Section 6.1, or as increased pursuant to Section 6.5.

Revolving Loan - see Section 2.1.1.

Revolving Note – see the definition of “Notes.”

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal Dollar Equivalent amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Securitization means any sale, transfer or other disposition of assets relating to any one or more securitization, factoring or similar dispositions of assets.

Senior Officer means, with respect to any Loan Party, any of the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Treasurer, or Controller of such Loan Party.

Significant Disposition shall mean (i) any direct or indirect sale, lease, transfer, or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary (which term, for the purpose solely of this definition, shall have the meaning in this definition which is ascribed to such term by the Permitted Note Indenture), including any disposition by means of a merger, consolidation or similar transaction, of all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or any such Restricted Subsidiary (in each case an “Asset Disposition”), (ii) any direct or indirect sale, lease, transfer, or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction, of any shares, interests, rights to purchase, warrants, options, participations, or other equivalents of or interests in (however designated) equity of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable Law to be held by a Person other than the Company or a Restricted Subsidiary) (“Equity Disposition”), and (iii) any receipt of insurance proceeds arising from a loss or casualty to property of any Loan Party (“Casualty Disposition”).

Significant Disposition Amount shall mean an amount of principal indebtedness required to be paid or prepaid at any time pursuant to the Permitted Note Indenture in connection with a Significant Disposition (or with respect to the incurrence or issuance of Debt, the net amount (excluding expenses) of the proceeds thereof) without giving effect to any payment or prepayment made or Cash Collateral pledged under this Agreement and without giving effect, at the time of determination, to any unconsummated acquisition of additional or replacement assets.

Standard Car Acquisition means that Acquisition by Company of the stock of Standard Car Truck Company, a Delaware corporation, in accordance with the terms of that Stock Purchase Agreement, dated as of the 12th day of September, 2008, among Company, Standard Car Truck Company, and Robclif, Inc. (the “Standard Car Acquisition Agreement”), for an aggregate consideration (excluding expenses in connection therewith, but including any Debt assumed or issued in connection therewith (the amount thereof to be calculated in accordance with GAAP)) not in excess of $350,000,000.

Standard Car Acquisition Agreement - see the definition of “Standard Car Acquisition.”

Standby Letter of Credit means a Letter of Credit which is not a Commercial Letter of Credit.

Standby Letter of Credit Fee see Section 5.2.

Standby L/C Fee Rate is defined, and subject to the terms set forth, in the definition of “Applicable Margin.”

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate Dollar Equivalent (which with respect to Letters of Credit not yet honored shall be calculated by Administrative Agent on the basis of reasonable assumptions) amount available for drawing thereunder under any and all circumstances plus (b) the aggregate Dollar Equivalent amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Commitment (less Revolving Outstandings at such time).

Swing Line Commitment Amount means $10,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means PNC.

Swing Line Loan - see Section 2.2.4.

Swing Line Note – see the definition of “Notes.”

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Term Loan shall have the meaning specified in Section 2.4 [Term Loan Commitments]; Term Loans shall mean collectively all of the Term Loans.

Term Loan Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the appropriate column, as such Commitment is thereafter assigned or modified, and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders in the amount of $200,000,000 as of the date hereof.

Term Note – see the definition of “Notes.”

Termination Date means the earlier to occur of (a) January 31, 2013, or (b) such other date on which the Commitments terminate pursuant to Section 6 or 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Company or any other member of the Controlled Group from such Pension Plan during a plan year in which the Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Debt means all Debt of the Company and its Subsidiaries, determined on a consolidated basis (excluding (a) obligations in respect of Contingent Liabilities (except to the extent constituting Contingent Liabilities in respect of Debt of a Person other than any Loan Party), and (b) Hedging Obligations), minus the unencumbered cash and Cash Equivalent Investments of the Company and its

Subsidiaries at the time of determination. For the avoidance of doubt, Total Debt shall not include obligations of a Loan Party arising from surety bonds, performance bonds, bid bonds, or similar obligations.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

type - see Section 2.2.1.

UCC means the Uniform Commercial code as in effect from time to time in the Commonwealth of Pennsylvania.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Venture shall mean at any time any domestic or non-domestic Person, venture or enterprise which is not a Subsidiary of the Company, but as to which (A) the Company or any one or more Subsidiaries of the Company directly or indirectly owns or controls an ownership, voting or other interest in excess of five percent of any such outstanding interests and (B) the Company materially participates in the management or operations thereof.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms, and all covenants and other terms of this Agreement and the other Loan Documents shall each be given effect so that if a particular action or condition is expressly prohibited by any such covenant or other term, the fact that it would be expressly or impliedly permitted by another covenant or term, by an exception thereto, or be otherwise within the limitations thereof, shall not result in such action or condition being permissible.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments.

On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1 Revolving Loan Commitment.

Each Lender with a Revolving Commitment agrees to make loans in Dollars or an Alternate Currency on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed the Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time) and provided that the aggregate Dollar Equivalent amount of all Loans denominated in an Alternate Currency shall not exceed $20,000,000.

2.1.2 L/C Commitment.

Subject to Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $100,000,000 and (b) the Revolving Outstandings shall not at any time exceed the Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time).

2.1.3 The Term Loan Commitments.

Each Lender with a Term Loan Commitment agrees to make a Term Loan as set forth at Section 2.4 hereof.

2.2 Loan Procedures.

2.2.1 Various Types of Loans.

Each Revolving Loan shall be, and each Term Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period and denominated in the same currency are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than twelve (12) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans. Base Rate Loan shall be denominated solely in Dollars; LIBOR Loans may be denominated in Dollars or an Alternate Currency.

2.2.2 Borrowing Procedures.

The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) (it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Pittsburgh time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Pittsburgh time, at least three Business Days (or four Business Days in the case of a borrowing in an Alternate Currency) prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount (which shall be denominated in Dollars notwithstanding that the requested Loan may be advanced in an Alternate Currency) and type of borrowing and, in the case of a LIBOR borrowing, the currency and initial Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof and, if a Loan is requested in an Alternate Currency, the amount thereof in such Alternate Currency. Not later than 1:00 P.M., Pittsburgh time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing in the currency requested and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000, and each LIBOR borrowing shall be in an aggregate amount of at least $2,500,000 and an integral multiple of $1,000,000. If the Company fails to specify in its Loan Request an Alternate Currency for the Loan requested thereby, the Company shall be deemed to have requested that such Loan be denominated in Dollars.

2.2.3 Conversion and Continuation Procedures.

(a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate Dollar Equivalent amount not less than $2,500,000 or a higher integral multiple Dollar Equivalent of $1,000,000) into Loans of the other type; or

(B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans denominated in the same currency and having Interest Periods expiring on such day (or any part thereof in an aggregate Dollar Equivalent amount not less than $2,500,000 or a higher integral multiple Dollar Equivalent of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal Dollar Equivalent amount of each Group of LIBOR Loans shall be at least $2,500,000 and an integral multiple of the Dollar Equivalent of $1,000,000.

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) (it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Pittsburgh time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Pittsburgh time, at least three Business Days (or four Business Days in the case of a continuation of conversion relating to an Alternate Currency) prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate Dollar Equivalent amount of Loans to be converted or continued;

(C) the type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, LIBOR Loans, the currency thereof and the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans denominated in Dollars, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period; if upon the expiration of any Interest Period applicable to LIBOR Loans denominated in an Alternate Currency, the Company has failed to give timely notice of its selection of a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to continue such LIBOR Loans effective on the last day of such Interest Period for an additional one month Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion or continuation.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4 Swing Line Facility.

(a) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing. Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstandings and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment. The provisions of this Section 2.2.4 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2. Any such notice must be given no later than 1:00 P.M., Pittsburgh time, on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan. The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.

(b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.

(c) The Swing Line Lender, at any time and from time to time at the discretion of the Swing Line Lender, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Pittsburgh time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 p.m., Pittsburgh time, on such date). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Pittsburgh time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Pittsburgh time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications.

The Company shall execute and deliver to the Issuing Lender its application and agreement for letters of credit as such Issuing Lender may use from time to time, provided, however, that in the event of an irreconcilable inconsistency between the terms or conditions of this Agreement and the terms or conditions of any such application and agreement, the terms and conditions of this Agreement shall control. The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit no later than 10:00 A.M. on the Business Day which is at least three Business Days or four Business Days in the case of a Letter of Credit to be denominated in an Alternate Currency or other non-Dollar currency (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than twenty (20) Business Days prior to the scheduled Termination Date (unless such Letter of Credit is Cash Collateralized)), whether such Letter of Credit is to be transferable in whole or in part and the currency in which the Letter of Credit is requested to be denominated which shall be either Dollars or a currency satisfactory to the Issuing Lender. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall after the scheduled Termination Date be the sole responsibility of the Issuing Lender. So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date. The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit, the currency thereof, and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

The Company may request the issuance of a Letter of Credit on behalf of itself or on behalf of any other Loan Party or Subsidiary of a Loan Party, provided that the Company is the account party thereon and provided further that notwithstanding that any letter of credit issued in connection herewith may state that it is issued on behalf of another Loan Party or Subsidiary of a Loan Party and notwithstanding that any application or agreement with respect to such a letter of credit is executed by a Loan Party or Subsidiary of a Loan Party, each such letter of credit is hereby deemed to be a Letter of Credit issued hereunder for the account of the Company and the Company is hereby deemed to be severally obligated on such application or agreement.

(a) Bank of America, N.A., as successor by merger to LaSalle and on its own behalf, agrees to continue outstanding until expiration each of the letters of credit issued by LaSalle and listed on Schedule 2.3 and to be an Issuing Lender hereunder with respect to such letters of credit and the renewal or extension of any such letter of credit in the event that the beneficiary thereof will not accept a replacement Letter of Credit issued by PNC, (b) JPMC agrees to continue outstanding until expiration each of the letters of credit issued by it and listed on Schedule 2.3 and to be an Issuing Lender hereunder with respect to such letters of credit and the renewal or extension of any such letter of credit in the event that the beneficiary thereof will not accept a replacement Letter of Credit issued by PNC. Each of the Company and Bank of America, N.A., will endeavor to have each letter of credit issued by LaSalle replaced by a Letter of Credit issued hereunder by PNC; and each of the Company and JPMC will endeavor to have each letter of credit issued by JPMC or its predecessor replaced by a Letter of Credit issued hereunder by PNC. All letters of credit outstanding under the Prior Credit Agreement and set forth on Schedule 2.3 issued by LaSalle or JPMC (and any of their respective predecessors), together with any amendments, renewals, and extensions thereof, shall be deemed to be and hereby are Letters of Credit under this Agreement as of the Closing Date and hereafter.

If from time to time on any date the aggregate Stated Amount of all Letters of Credit, in the equivalent amount of Dollars at exchange rates then prevailing and available to the Issuing Lender, exceed $100,000,000 (such excess amount, calculated at any time and from time to time, being referred to herein as the “Exchange Rate L/C Excess Amount”), the Company shall thereupon provide Cash Collateral to the Administrative Agent for the benefit of the Issuing Lender and the Lenders (to be held in an interest-bearing account with the Administrative Agent) an amount equal to the Exchange Rate L/C Excess Amount, and the Company hereby pledges to the Administrative Agent for the benefit of the Issuing Lender and each Lender, and grants to the Administrative Agent for the benefit of the Issuing Lender and each Lender a security interest in, all such cash and the deposit account to which it is credited, and the proceeds thereof, as security for the Company’s reimbursement obligations with respect to Letters of Credit. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall return to the Company any amount of Cash Collateral which is in excess of the Exchange Rate L/C Excess Amount.

In the event that there occurs or arises a Defaulting Lender hereunder, each Issuing Lender, the Loan Parties and each other Lender will endeavor to enter into arrangements reasonably satisfactory to each Issuing Lender affected thereby to eliminate such Issuing Lender’s risk with respect to such Defaulting Lender’s obligations to the Issuing Lender hereunder; provided, however, that no Lender shall be obligated under any circumstance without its written agreement to increase its Pro Rata Share in any Letter of Credit.

2.3.2 Participations in Letters of Credit.

Concurrently with the issuance of each Letter of Credit and in connection with each Letter of Credit described on Schedule 2.3 and any extensions and renewals thereof and amendments thereto, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the Issuing Lender’s “participation” therein. The Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3 Reimbursement Obligations.

(a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made and in an amount equal to the Dollar Equivalent of the amount of such payment or disbursement. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%. The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b) The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4 Funding by Lenders to Issuing Lender.

If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender in full for such payment or disbursement by 11:00 A.M., Pittsburgh time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Commitment shall be irrevocably and unconditionally obligated (under all circumstances, including those described in clauses (a) through (d) in Section 2.3.3(b) above) to pay to the Administrative Agent for the account of the Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of the Dollar Equivalent of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of the Dollar Equivalent of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Pittsburgh time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Pittsburgh time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.3.5 Indemnity.

The Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority.

2.3.6 Liability for Acts and Omissions.

As between any Loan Party and an Issuing Lender, or an Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, each Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or the its Affiliates, as applicable, including any act or omission of any governmental authority, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by an Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.4 Term Loan Commitments.

Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (each, a “Term Loan”) to the Company on the Closing Date in such principal amount as the Company shall request up to, but not exceeding such Lender’s Term Loan Commitment. The Term Loan Commitments of the Lenders shall expire concurrently with the making of the Term Loans on the Closing Date.

2.5 Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.

The obligations of each Lender to make Term Loans to the Company shall be in the proportion that such Lender’s Term Loan Commitment bears to the Term Loan Commitments of all Lenders to the Company, but each Lender’s Term Loan to the Company shall never exceed its Term Loan Commitment. The failure of any Lender to make a Term Loan shall not relieve any other Lender of its obligations to make a Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Term Loans hereunder after the Closing Date. The Term Loan Commitments are not revolving credit commitments, and the Company shall not have the right to borrow, repay and reborrow Term Loans hereunder. The Term Loans shall be paid by the Company in installments of principal as set forth below, and each Lender making a Term Loan shall receive from the Company installments equal to such Lender’s Pro Rata Share of the following principal installments of the Term Loans:

[Term Loan installment payment schedule begins on the next page]

Payment Date:	Principal Amount of Installment:
January 1, 2009	$7,500,000
April 1, 2009	$7,500,000
July 1, 2009	$7,500,000
October 1 2009	$7,500,000
January 1, 2010	$8,125,000
April 1, 2010	$8,125,000
July 1, 2010	$8,125,000
October 1 2010	$8,125,000
January 1, 2011	$10,000,000
April 1, 2011	$10,000,000
July 1, 2011	$10,000,000
October 1 2011	$10,000,000
January 1, 2012	$10,000,000
April 1, 2012	$10,000,000
July 1, 2012	$10,000,000
October 1 2012	$10,000,000
January 1, 2013	$57,500,000

(or all outstanding principal if not sooner paid)

2.6 Commitments Several.

The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.7 Certain Conditions.

Notwithstanding any other provision of this Agreement (other than the provisions of Section 2.2.4), no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes.

The Obligation of the Company to repay the aggregate unpaid principal amount of the Revolving Loans, Swing Line Loans, and Term Loans made to it by each Lender, together with interest thereon, shall be evidenced respectively by a Revolving Note, a Swing Line Note and a Term Note, dated the Closing Date (or the date of the issuance of any replacement note in connection with an permitted assignment of Loans hereunder) payable to the order of such Lender in a face amount equal to the Revolving Commitment, Swing Line Loan Commitment or Term Loan Commitment, as applicable, of such Lender.

3.2 Recordkeeping.

The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates.

The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans, from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin for LIBOR Loans, from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan, the Standby L/C Fee Rate, and the Commercial L/C Fee Rate shall each be increased by 2% (and, in the case of Obligations not bearing interest or subject to a Letter of Credit rate and to the extent permitted by Law, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2 Interest Payment Dates, Currency.

Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on each three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand. All payments of interest on Loans outstanding in an Alternate Currency shall be paid in that Alternate Currency.

4.3 Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest.

Interest on Loans subject to the LIBOR Rate shall be computed for the actual number of days elapsed on the basis of a year of 360 days; provided that, for Revolving Loans denominated in an Alternate Currency for which a 365-day basis is the only market practice available, interest shall be calculated on the basis of a year of 365 days or on the basis of a year of 365 or 366 days, as the case may be to reflect the relevant market practice. Interest on Loans subject to the Base Rate shall be computed on the basis of a year of 365 or 366 days, as the case may be. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate. During the continuation of an Event of Default, each LIBOR Loan (other than a LIBOR Loan denominated in an Alternate Currency) shall convert to a Base Rate Loan upon the last day of the Interest Period applicable thereto.

SECTION 5 FEES.

5.1 Commitment Fee.

The Company agrees to pay to the Administrative Agent, for the account of each Lender according to its Pro Rata Share, a nonrefundable commitment fee (the “Commitment Fee”), for the period from the Closing Date to the Termination Date, at the applicable Commitment Fee Rate in effect from time to time, times the daily difference between the amount of (i) the Revolving Commitments and the (ii) the Revolving Outstandings. Such Commitment Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which such Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days; provided, however, that any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Company prior to such time; and provided further that no Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

5.2 Letter of Credit Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender (i) with respect to Commercial Letters of Credit, a nonrefundable fee (the “Commercial Letter of Credit Fee”) equal to the basis points per annum at the Commercial L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn Dollar Equivalent (which shall be calculated by Administrative Agent on the basis of reasonable assumptions) amount of such Letters of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days) and (ii) with respect to Standby Letters of Credit, a nonrefundable fee (the “Standby Letter of Credit Fee”) equal to the basis points per annum at the Standby L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn Dollar Equivalent (which shall be calculated by Administrative Agent on the basis of reasonable assumptions) amount of such Letters of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fees shall be payable in arrears on the first day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to each Issuing Lender, for its own account, with respect to each Letter of Credit respectively issued by such Issuing Lender (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee equal to one-eighth of one percent (0.125%) per annum (computed on the basis of a year of 360 days and actual days elapsed) computed on the daily average Stated Amount of Standby Letters of Credit outstanding and payable in arrears on the first day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

5.3 Administrative Agent’s Fees.

The Company agrees to pay to the Administrative Agent and PNC Capital Markets LLC such fees as are mutually agreed to from time to time by the Company and the Administrative Agent or PNC Capital Markets LLC, as the case may be, including the fees set forth in the Agent Fee Letter.

SECTION 6 REDUCTION, INCREASE, OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1 Reduction or Termination of the Revolving Commitment.

6.1.1 Voluntary Reduction or Termination of the Revolving Commitment.

The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans. Any such reduction shall be in an amount not less than an integral multiple of $1,000,000. Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all Commitment Fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2 [Reserved]

6.1.3 All Reductions of the Revolving Commitment.

All reductions of the Revolving Commitment shall reduce the Revolving Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Prepayments.

(a) The Company may from time to time voluntarily prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Pittsburgh time, at least one Business Day (or four Business Days in the case of a repayment of a Loan that was made in an Alternate Currency) prior to the day of such prepayment (which shall be a Business Day) or no later that 11:00 A.M., Pittsburgh time, on the date of prepayment of Swing Line Loans, indicating the application of the prepayment between the Revolving Loans and Term Loans and Swing Line Loans and specifying the Loans to be prepaid and the currency, date and amount of prepayment. Any such partial prepayment shall be in an amount equal to an integral multiple of the Dollar Equivalent of $1,000,000 and all prepayments of LIBOR Loans shall be subject to the terms of Section 8.4. All prepayment notices shall be irrevocable.

(b) The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan voluntary and mandatory prepayments shall be applied to the unpaid installments of principal of the Term Loans in the inverse order of scheduled maturities.

(c) Except as otherwise expressly provided herein, if the Company prepays a Loan but fails to specify the applicable type or Group which the Company is prepaying, the prepayment shall be applied (i) first to Term Loans and then to Revolving Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Base Rate Loans, then to LIBOR Loans. Any prepayment hereunder shall be subject to the Company’s Obligation to indemnify the Lenders under Section 8.4.

6.2.2 Mandatory Prepayment.

(a) Upon Significant Disposition.

Within one-hundred eighty (180) days of an Asset Disposition, the incurrence or issuance of Debt in excess of $50,000,000 or an Equity Disposition and within two hundred seventy (270) days of a Casualty Disposition, the Company shall first prepay the principal amount of the Term Loans until paid, second the principal amount of the Revolving Loans outstanding and third Cash Collateralize the Stated Amount of all Letters of Credit (in the order and manner set forth below in Section 6.2.2(b)) in an aggregate amount equal to the Significant Disposition Amount (if any), provided, however, that the Stated Amount of all Letters of Credit shall be required to be Cash Collateralized only if the Stated Amount of all Letters of Credit (minus any Cash Collateral held by the Administrative Agent therefor) is in excess of $50,000,000 (and only to the extent of such excess) and if the Total Debt to EBITDA Ratio as of the last day of the most recent previous Computation Period is greater than 2.50 to 1.00; but provided, further, that if at any time thereafter, up to that date which is 365 days after the Significant Disposition, the Stated Amount of all Letters of Credit (minus any Cash Collateral held by the Administrative Agent therefor)

exceeds $50,000,000 and the Total Debt to EBITDA Ratio as of the last day of the most recent previous Computation Period exceeds 2.50 to 1.00, then the Stated Amount of all Letters of Credit (minus any Cash Collateral held by the Administrative Agent therefor) in excess of $50,000,000 shall be Cash Collateralized with that portion of the Significant Disposition Amount which was not at any such time or times applied as a prepayment of the Revolving Loans. Any prepayment hereunder shall be subject to the Company’s obligation to indemnify the Lenders under Section 8.4.

(b) Application Among Loans and Interest Rate Options; Cash Collateral Under Certain Circumstances.

All prepayments and cash collateral required pursuant to this Section 6.2.2 shall: (a) first be applied to prepay Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities and, as among such Term Loans outstanding, first to the principal amount of the Term Loans subject to the Base Rate, then to Term Loans subject to the LIBOR Rate, (b) second be applied to prepay Revolving Loans and, as among the Revolving Loans, first to the principal amount of the Revolving Loans subject to the Base Rate, then to Revolving Loans subject to the LIBOR Rate and then to prepay Swing Line Loans; and (c) next be deposited by the Company in a non-interest bearing account with the Administrative Agent, as Cash Collateral for the Stated Amount of all Letters of Credit, and the Company hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash and deposits as security for all Obligations. Upon and to the extent of the expiration of, or the payment by the Company (by way of Revolving Loans or otherwise) of the reimbursement obligations relating to, Letters of Credit that are Cash Collateralized pursuant to this Section 6.2.2(b), or at any time that the Stated Amount of all Letters of Credit (minus any Cash Collateral held by the Administrative Agent therefor and not released pursuant to the terms hereof) does not exceed $50,000,000, such Cash Collateral shall to such extent be released and returned to the Company upon its request except to the extent any such Cash Collateral has been utilized to pay any such reimbursement obligations. In addition, in the event at any time that the Total Debt to EBITDA Ratio as of the last day of the most recent previous Computation Period does not exceed 2.50 to 1.00, all Cash Collateral shall be released and returned to the Company upon its request except to the extent any such Cash Collateral has been utilized to pay any such reimbursement obligations.

(c) Mandatory Prepayments Due to Currency Fluctuations.

If, upon the earlier of the last day of an Interest Period or the first Business Day of any calendar quarter, the amount of the Revolving Outstandings (minus any Cash Collateral provided in regard to Letters of Credit) is greater than 100% of the Revolving Commitments as a result of a fluctuation in exchange rates between the Alternate Currency and Dollars, then the Company shall pay or prepay Revolving Loans (subject to the Company’s indemnity obligations under Section 8.4) and Cash Collateralize the outstanding Letters of Credit on such day to such an extent that the Revolving Outstandings shall not exceed the Revolving Commitments after giving effect to such payments or prepayments.

(d) If, on any day, the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3 Manner of Prepayments.

6.3.1 All Prepayments.

Each voluntary partial prepayment shall be in a principal Dollar Equivalent amount of $1,000,000 or a higher integral multiple Dollar Equivalent of $500,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied to payment of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities and to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments of Loans outstanding in an Alternate Currency shall be paid in that Alternate Currency and any prepayment made in an Alternate Currency shall be first applied to Revolving Loans outstanding in such currency.

6.4 Repayments.

The Revolving Loans of each Lender shall be paid in full in the currency in which such Loans were advanced and the Revolving Commitment shall terminate on the Termination Date.

6.5 Increase in Revolving Commitments.

(a) Increasing Lenders and New Lenders. The Company may, at any time in consultation with the Administrative Agent, request that (1) the current Lenders increase their Revolving Commitments (any current Lender which elects to increase its Revolving Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Commitment and any increase in the Revolving Commitment by any current Lender shall be in the sole discretion of such current Lender.

(ii) Defaults. There shall exist no Event of Default or Unmatured Event of Default on the effective date of such increase after giving effect to such increase.

(iii) Aggregate Revolving Commitments. After giving effect to such increase, the total Revolving Commitments shall not exceed $450,000,000.

(iv) Minimum Revolving Commitments. After giving effect to such increase, the amount of the Revolving Commitments provided by the New Lenders and the Increasing Lenders shall be at least $50,000,000 in the aggregate; and

(v) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(vi) Notes. The Company shall execute and deliver (1) to each Increasing Lender a replacement Revolving Note reflecting the new amount of such Increasing Lender’s Revolving Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be cancelled and shall be promptly returned to the Company) and (2) to each New Lender a Revolving Note reflecting the amount of such New Lender’s Revolving Commitment.

(vii) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent and each Issuing Lender (which approval shall not be unreasonably withheld, conditioned, or delayed).

(viii) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Commitment pursuant to an acknowledgement in a form reasonably acceptable to the Administrative Agent, signed by it and the Company and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(ix) New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit C pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Commitment in the amount set forth in such lender joinder.

(b) Treatment of Outstanding Loans and Letters of Credit.

(i) Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Company shall repay all Loans then outstanding, subject to the Company’s indemnity obligations under Section 8.4; provided that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders (including New Lenders and Increasing Lenders) shall participate in any new Loans made on or after such date in accordance with their respective Pro Rata Shares after giving effect to the increase in Revolving Commitments contemplated by this Section.

(ii) Outstanding Letters of Credit. Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Pro Rata Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (ii) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Pro Rata Share of all outstanding participation payments made pursuant to Section 2.3, including Section 2.3.4.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.

All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in Dollars (except that Loans made in an Alternate Currency and the interest thereon shall be paid in such Alternate Currency) in immediately available funds at the office specified by the Administrative Agent not later than noon, Pittsburgh time, on the date due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2 Application of Certain Payments.

So long as no Unmatured Event of Default or Event of Default has occurred and is continuing, voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral (if any) shall be applied as the Administrative Agent shall determine in its reasonable discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff.

The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable Law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments of interest on any Affected Loan) or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails at any time to comply with the provisions of the foregoing paragraph of this Section 7.5 with respect to purchasing participations from the other Lenders whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Pro Rata Share of such payments due and payable to all of the Lenders, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as each such delinquency and all of its obligations hereunder are satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Company, whether on account of or relating to outstanding Loans, Letters of Credit, Swing Line Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective Pro Rata Shares of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

7.6 Taxes.

(a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable Law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable Law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b). To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable Law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Administrative Agent is required by Law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c). A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Company and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the

Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required or requested hereunder to deliver to the Company and the Administrative Agent a Withholding Certificate pursuant to the first sentence above shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by any Loan Party hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Company and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

(ii) To the extent not address by the foregoing clause (i) above, each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respect as result of a change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable Law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii) The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv) Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

7.7 Alternate Currency Repayments.

Notwithstanding anything contained herein to the contrary, the entire amount of principal of and interest on any Revolving Loan made in an Alternate Currency shall be repaid in the same Alternate Currency in which such Loan was made, provided, however, that if it is impossible or illegal for the Company to effect payment of a Revolving Loan in the Alternate Currency in which such Loan was made, the Company may at its option after reasonable notice to the Administrative Agent make such payment to be made (i) at and to a different location, subsidiary, affiliate or correspondent of Administrative Agent, or (ii) in the Dollar Equivalent amount of Dollars, or (iii) in an equivalent amount (as determined by Administrative Agent in its reasonable discretion) of such other currency (freely convertible into Dollars) as the Required Lenders may solely at their option designate. Upon any events described in (i) through (iii) of the preceding sentence, the Company shall make such payment and the Company agrees to hold each Lender harmless from and against any loss incurred by any Lender arising from the cost to such Lender of any premium, any costs of exchange, the cost of hedging and covering the Alternate Currency in which such Loan was originally made, and from any change in the value of Dollars, or such other currency, in relation to the Alternate Currency that was due and owing. Such loss shall be calculated for the period commencing with the first day of the Interest Period for such Loan and continuing through the date of payment thereof. Without prejudice to the survival of any other agreement of the Company hereunder, the Company’s obligations under this Section shall survive termination of this Agreement.

7.8 Alternate Currency Amounts—Rounding.

Notwithstanding anything contained herein to the contrary, Administrative Agent may, with respect to requests by the Company for Revolving Loans in an Alternate Currency or prepayments of less than the full amount of a Revolving Loan denominated in an Alternate Currency, engage in reasonable rounding of the Alternate Currency amounts requested to be loaned or repaid; and, in such event, Administrative Agent shall notify the Company and the Lenders of such rounded amounts and the Company’s request or notice shall thereby be deemed to reflect such rounded amounts.

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs.

(a) If, after the date hereof, the adoption of, or any change in, any applicable Law, rule or regulation, or any change in the interpretation or administration of any applicable Law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable Law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

8.2 Basis for Determining Interest Rate Inadequate or Unfair.

If

(a) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(b) the Required Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan, provided that any LIBOR Loan denominated in an Alternate Currency shall be repaid in full.

8.3 Changes in Law Rendering LIBOR Loans Unlawful.

If any change in or the adoption of any new Law or regulation, or any change in the interpretation of any applicable Law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant Law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan, provided that any LIBOR Loan denominated in an Alternate Currency shall be repaid in full. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses.

The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all such notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices.

Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify the Company and the Administrative Agent of any event which the Lender has determined will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or any Lender is a Defaulting Lender, or any Lender does not agree to an amendment, waiver, consent, or modification to this Agreement or the other Loan Documents as to which the Required Lenders shall have agreed, then the Company may designate another financial institution which is acceptable to the Administrative Agent and the Issuing Lenders in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and such Lender shall sell and assign all of its Loans and other rights and obligations under this Agreement to the Replacement Lender and, upon such purchase and assumption by the Replacement Lender (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, each of the Loan Parties represents and warrants to the Administrative Agent and the Lenders that:

9.1 Organization.

Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2 Authorization; No Conflict.

Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to any of the Loan Documents). ) The Loan Parties are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed herein) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Effect.

9.3 Validity and Binding Nature.

Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4 Financial Condition.

The audited consolidated financial statements of the Company and its Subsidiaries for and as at the Company’s Fiscal Year ends, 2005, 2006, and 2007, and the unaudited consolidated interim financial statements of the Company and the Subsidiaries for the first two fiscal quarters of the Company’s Fiscal Year 2008, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5 No Material Adverse Change.

Since the Company’s Fiscal Year end 2007, there has been no material adverse change in the financial condition, operations, assets, business, or properties of the Loan Parties taken as a whole.

9.6 Litigation and Contingent Liabilities.

As of the Closing Date, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities, that would be required to be disclosed by GAAP, which are not listed on Schedule 9.6 or permitted by Section 11.1. No litigation, arbitration or similar proceedings, regardless whether or not previously disclosed to the Lenders or the Administrative Agent, is or are pending against any Loan Party which alone or in the aggregate would reasonably be expected to result, within nine (9) months of any date on which this representation and warranty is made or deemed made (pursuant to a Notice of Borrowing, a Notice of Conversion/Continuation, Section 12.2, or otherwise), in one or more judgments or awards against one or more of the Loan Parties in an amount not covered by confirmed insurance coverage and committed indemnification or contribution obligations with respect thereto in excess of to $100,000,000.

9.7 Ownership of Properties; Liens.

Each Loan Party owns good and, in the case of real property, marketable title to all of its owned material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all material Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.

9.8 Equity Ownership; Subsidiaries.

All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens, and such securities were issued in material compliance with all applicable state and federal Laws concerning the issuance of securities. Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party and of each of the other Subsidiaries of the Loan Parties as of the Closing Date, together with their respective legal name, place of organization, type of organization and location of chief executive office. All of the issued and outstanding Capital Securities of the Company are owned as set forth on Schedule 9.8 as of the Closing Date, and all of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company. As of the Closing Date, except as set forth on Schedule 9.8, there are no material pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9 Pension Plans.

(a) Each Pension Plan complies in all material respects with all applicable requirements of Law. No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability. Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b) All material contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10 Investment Company Act.

No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 [Reserved]

9.12 Regulation U.

The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Loan has been or will be used, immediately, incidentally, or ultimately, for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Company or any of its Subsidiaries holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Company or any Subsidiary of the Company are or will be represented by margin stock.

9.13 [Reserved]

9.14 Solvency, etc.

On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to the Loan Parties, taken as a whole, (a) the fair value of their assets is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

9.15 Environmental Matters.

The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable Law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to any written order from or agreement with any Federal, state or local governmental authority, nor to the knowledge of any Loan Party subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or

Hazardous Substance which could reasonably be expected to have a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws.

9.16 Insurance.

Set forth on Schedule 9.16 is an accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date. Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17 Real Property.

Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all material real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.18 Information.

To the best knowledge of the Company, all information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, the Standard Car Acquisition, and the other transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19 Intellectual Property.

To the knowledge of the Senior Officers of the Loan Parties, each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the then current conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.20 Burdensome Obligations.

To the knowledge of the Senior Officers of the Loan Parties, no Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21 Labor Matters.

Except as set forth on Schedule 9.21, as of the Closing Date, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Company, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.22 No Default.

No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23 Indenture, No Recent Amendments.

There has occurred no amendment, restatement, refinancing, or the like to the Permitted Note Indenture from the date of its execution by the Company through the Closing Date.

SECTION 10 AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each of the Loan Parties jointly and severally agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will (and, where applicable, will cause any non-domestic Subsidiary of a Loan Party to):

10.1 Reports, Certificates and Other Information.

Furnish to the Administrative Agent (who shall forward a copy of the same to each Lender):

10.1.1 Annual Report.

Promptly when available and in any event within 90 days after the close of each Fiscal Year, the consolidated financial statements of the Company and its Subsidiaries as at the end of such Fiscal Year consisting of the consolidated 10-K of the Company and its Subsidiaries, all in reasonable detail and certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent.

10.1.2 Interim Reports.

Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated financial statements of the Company and its Subsidiaries as of the end of such Fiscal Quarter consisting of the consolidated 10-Q of the Company and its Subsidiaries.

10.1.3 Compliance Certificates.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4 Reports to the SEC and to Shareholders.

Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

10.1.5 Notice of Litigation and ERISA Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject or any change or adverse development in any such litigation, arbitration or governmental investigation or proceeding whether or not such litigation, arbitration or governmental investigation or proceeding was previously disclosed by the Company to the Lenders (including any change in insurance coverage or rights of indemnification or contribution with respect thereto), which in any case might reasonably be expected to have a Material Adverse Effect;

(b) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a material Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a material bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for material withdrawal liability or material partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that material increased contributions may be required to avoid a reduction in plan benefits or the imposition of a material excise tax, that any such plan is or has been funded at a rate materially less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent; or

(c) any violation of any Environmental Law or the assertion of any Environmental Claim which would reasonably be expected to have a Material Adverse Effect.

10.1.6 [Reserved]

10.1.7 Management Reports.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

10.1.8 Projections.

As soon as practicable, and in any event not later than the last day of February of each year beginning with February 28, 2009, the annual forecasts (to include the balance sheet, profit and loss statement and statement of cash flows) of the Company and its Subsidiaries taken together, prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

10.1.9 Indenture Debt Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to the Permitted Note Indenture.

10.1.10 Notice of Default.

Promptly after any officer of the Company has learned of the occurrence of an Event of Default or Unmatured Event of Default, a certificate signed by a Senior Officer of the Company setting forth the details of such Event of Default or Unmatured Event of Default and the action which the Company and any other Loan Party proposes to take with respect thereto.

10.1.11 Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, or governmental investigations or proceedings (as to which the Company or any Subsidiary of the Company has actual knowledge) against the Company or any Subsidiary of the Company, involving a claim or series of claims in excess of $10,000,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect.

10.1.12 Other Information.

Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

10.2 Books, Records and Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records. All such inspections or audits by the Administrative Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Administrative Agent for inspections or audits.

10.3 Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all material property necessary in the business of the Loan Parties in working order and condition, ordinary wear and tear excepted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability, and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with insurers believed by the Company to be reputable and financially sound, including self-insurance to the extent customary. The Company shall provide to the Administrative Agent (who shall forward a copy of the same to each of the Lenders), no later than the date on which annual financial statements are to be provided to the Administrative Agent pursuant to Section 10.1.1, evidence (in such form as is satisfactory to the Administrative Agent) of compliance with the terms of this Section.

10.4 Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each other Loan Party and each non-domestic Subsidiary of a Loan Party to comply, in all material respects with all applicable Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party and each non-domestic Subsidiary of a Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party or any non-domestic Subsidiary of a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party and each non-domestic Subsidiary of a Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering Laws and regulations and (d) pay, and cause each other Loan Party and each non-domestic Subsidiary of a Loan Party to pay, prior to delinquency, all material taxes and other governmental charges against it or any collateral (if any), as well as material claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party or any non-domestic Subsidiary of a Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral (if any), such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral (if any) to satisfy such claim.

10.5 Maintenance of Existence, etc.

Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party and each non-domestic Subsidiary of a Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds.

Use the proceeds of the Loans, and the Letters of Credit, solely to refinance the indebtedness outstanding under the Prior Credit Agreement, to finance in part the Standard Car Acquisition, for working capital purposes, for Acquisitions permitted by Section 11.5, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan or Letters of Credit to be used, either directly or indirectly, for any purpose which contravenes any applicable Law.

10.7 Employee Benefit Plans.

(a) Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of Law.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8 Environmental Matters.

If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9 [Reserved]

10.10 Further Assurances; Joinder of Guarantors.

(a) Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are guaranteed by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case as the Administrative Agent may determine, including the execution and delivery of guaranties and other documents including a Loan Party Joinder substantially in the form of Exhibit H, and (b) do all such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to more effectively carry out the provisions and goals of this Agreement and the other Loan Documents. In the event that the operations or revenue of any of Ricon Acquision Corporation, Intermodal Trailer Express, Inc. or Transit Care, Inc., is no longer immaterial to the operations or income of the Company and its other Subsidiaries, as reasonably determined by the Administrative Agent in consultation with the Company, then such entity shall guaranty the Obligations of each Loan Party under the Loan Documents and become a Loan Party hereunder by the execution and delivery of guaranties and other documents including a Loan Party Joinder substantially in the form of Exhibit H.

SECTION 11 NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, each of the Loan Parties agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will (and, where applicable, will cause any non-domestic Subsidiary of a Loan Party to):

11.1 Debt.

Not, and not permit any other Loan Party or any non-domestic Subsidiary of a Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt secured by Liens permitted by Section 11.2(d) and Section 11.2(i), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $50,000,000;

(c) Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that the obligations under such Debt shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d) Debt arising under the Permitted Note Indenture;

(e) Hedging Obligations approved by Administrative Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(f) Debt described on Schedule 11.1 and, subject to Section 11.16, any extension, renewal or refinancing thereof to the extent the principal amount thereof is not increased or made senior in right of payment to the Loans, and so long as the terms thereof are not materially more burdensome than those of the Debt being extended, renewed, or refinanced;

(g) Contingent Liabilities of the Loan Parties or any non-domestic Subsidiary of a Loan Party arising with respect to (i) any Debt permitted hereby, and (ii) notwithstanding any other provision hereof (but subject to the proviso below), guaranties of performance, completion, quality, and the like provided by the Company or any Subsidiary of the Company with respect to performance or similar obligations owing to a Person by the Company or any of its Subsidiaries provided, however, that the sum of all amounts paid plus all costs incurred, as the case may be, by the Loan Parties with respect to guaranties of the performance, completion, quality, or similar obligations of all non-domestic Subsidiaries of the Company, to the extent such amounts paid or costs incurred by Loan Parties are not repaid or reimbursed by the non-domestic Subsidiaries of the Company, shall be deemed to be Debt of non-domestic Subsidiaries of the Company owing to Loan Parties for the purposes, and subject to the limitations, of Section 11.1(i) (for the avoidance of doubt, none of such obligations incurred or amounts paid or costs incurred by the Company or any of its Subsidiaries with respect to guaranties of the performance, completion, quality, or similar obligations of the Company or any of its Subsidiaries shall be deemed to be Indebtedness of, or a loan to, the Company or any of its Subsidiaries for the purposes of the calculation of any of the financial covenants of Section 11.14);

(h) Debt of the Loan Parties and any non-domestic Subsidiary of a Loan Party in respect of surety bonds, performance bonds, bid bonds, or similar obligations arising in the ordinary course of business up to an amount reasonably determined to be payable under all surety bonds then outstanding not to exceed at any time $350,000,000 in the aggregate;

(i) Debt of any non-domestic Subsidiary of the Company to any Loan Party or to any other Person, provided that the aggregate of all such Indebtedness in existence at any time of calculation shall not exceed the equivalent amount of $100,000,000; and

(j) other unsecured Debt of any Loan Party, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $50,000,000.

11.2 Liens.

Not, and not permit any other Loan Party or any non-domestic Subsidiary of a Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens arising under the Loan Documents from time to time;

(d) subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party or any non-domestic Subsidiary of a Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $10,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) Liens on contracts entered into with its customers by a Loan Party or any non-domestic Subsidiary of a Loan Party and the assets related thereto to secure the obligations of the Loan Party or the non-domestic Subsidiary of a Loan Party in respect of such contracts or in respect of surety bonds, performance bonds, bid bonds, or similar obligations arising in the ordinary course of business issued on its behalf, in each case to assure performance of such contracts;

(g) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(h) Liens arising under Securitizations, and

(i) Other Liens securing payment of an aggregate amount of Indebtedness not to exceed $50,000,000.

11.3 Operating Leases.

Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $50,000,000 in any Fiscal Year.

11.4 Restricted Payments.

Not, and not permit any other Loan Party or any non-domestic Subsidiary of a Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other principal payment in respect of the Permitted Note Indenture or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary; and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may (A) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof up to an amount not to exceed $500,000 in any Fiscal Year, provided that the Company may pay all of the reasonable fees of an investment bank of recognized standing that is also an equityholder of the Company or any Affiliate thereof; (B) repurchase or make redemptions of its common stock (subject to the provisos set forth in Clause (D) directly below and at the end of this Section 11.4); (C) declare and pay cash dividends in respect of its common stock; provided that the aggregate amount of dividends (net of dividends on unallocated shares of common stock of the Company that are returned to the Company) made pursuant to clause (C) of this Section 11.4 shall not exceed $25,000,000 plus 50% of the accumulated Consolidated Net Income of the Company and its Subsidiaries for each fiscal year since the Closing Date; (D) make redemptions, prepayments, defeasance, repurchases or other payments in respect of the Permitted Note Indenture, provided that, at the time of any repurchase, redemption, prepayment, defeasance, or other payment on its common stock or under the Permitted Note Indenture, the Total Debt to EBITDA Ratio as of the last day of the most recent previous Computation Period is no greater than 2.75 to 1.00 and there is at the time after giving effect to the repurchase, redemption, prepayment, defeasance, repurchases or other payment at least $50,000,000 of unused Revolving Commitments, and (E) make redemptions, prepayments, defeasance, repurchases or other payments in respect of the Permitted Note Indenture in connection with a Significant Asset Disposition after compliance with Section 6.2.2 of this Agreement; provided, however, that until either the Standard Car Acquisition is consummated or all Term Loans are paid in full, the aggregate amount of all payments, prepayments, repurchases, redemptions, defeasances, and all other payments and expenditures otherwise permitted pursuant to this Clause (ii) shall not exceed $25,000,000.

11.5 Acquisitions, Mergers, Consolidations, Sales.

Not, and not permit any other Loan Party or any non-domestic Subsidiary of a Loan Party to, (I) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (II) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary, but excluding the Capital Securities of the Company), or (III) sell or assign with or without recourse any receivables, except for

(a) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary or any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary;

(b) any sale, lease, or other disposition of assets in the ordinary course of business; or

(c) any sale, lease, or other disposition of assets (other than those specifically excepted pursuant to clauses (a) and (b) above), including any one or more Securitizations, provided that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (ii) the Company shall demonstrate that it shall be in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14 immediately after giving effect to any disposition of a Subsidiary or material line of business or a material division, by delivering to the Administrative Agent (who shall forward a copy of the same to the Lenders) at least five (5) Business Days prior to any such disposition a certificate similar in form to Exhibit G evidencing such compliance (iii) the aggregate value of all assets so transferred or disposed of by the Company or any domestic Subsidiary of the Company shall not exceed: (1) in any fiscal year when no Securitization shall occur, ten percent (10%) of the total tangible assets of the Loan Parties at the time of such disposition, and (2) in any fiscal year in which a Securitization shall occur, five percent (5%) of the total tangible assets of the Loan Parties at the time of such disposition (excluding, but solely in the calculation of this clause (2), the value of the assets subject to such one or more Securitizations conducted during such fiscal year from the value of the assets transferred or disposed of in such fiscal year), and (3) for the period commencing on the date hereof and continuing until the Termination Date, ten percent (10%) of the total tangible assets of the Loan Parties at the time of any such disposition (excluding (but solely in the calculation of this clause (3)) the value of the assets subject to any one or more Securitizations conducted during such period from the value of the assets transferred or disposed of during such period), and (iv) with respect to any one or more Securitizations occurring at any time or times from the date hereof until the Expiration Date, (X) all Securitizations shall be on a non-recourse basis to the Company and its Subsidiaries (except for fraud or breaches of representations and warranties), (Y) the aggregate face amount of all assets transferred, disposed of, or otherwise directly or indirectly subject to any Securitization shall not exceed at any one time an aggregate amount of $100,000,000, and (Z) all Securitizations shall be on terms reasonably acceptable to the Administrative Agent and the Administrative Agent’s acceptance thereof shall not be unreasonably withheld.

(d) the Standard Car Acquisition and any other Acquisition by the Company or any Wholly-Owned Subsidiary where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in the businesses conducted by the Loan Parties on the Closing Date or in other activities reasonably incidental thereto or to the operations of a company of the size or nature of any of the Loan Parties, and a Loan Party shall be the surviving Person in the event of a merger or consolidation with a domestic Person, and a Subsidiary of the Company shall be the surviving Person in the event of a merger or consolidation with a non-domestic Person;

(B) immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist;

(C) the Total Debt to EBITDA Ratio as of the last day of the most recent Computation Period and on a pro forma basis after giving effect to such Acquisition does not exceed 2.75 to 1.00 and there remains at least $50,000,000 of unused Revolver Commitments after giving effect to such Acquisition;

(D) the Company shall demonstrate that it shall be in pro forma compliance with all the financial ratios and restrictions set forth in Section 11.14, immediately after giving effect to such Acquisition, by delivering to the Administrative Agent (who shall forward a copy of the same to the Lenders) at least five (5) Business Days prior to such Acquisition a certificate substantially in the form of Exhibit G evidencing such compliance;

(E) in the case of the Acquisition of any Person, the Board of Directors or similar governing body of such Person has approved such Acquisition;

(F) reasonably prior to such Acquisition, the Administrative Agent shall have received copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the existence of any potential Liens and the termination of any Liens on the assets or business to be acquired which are not permitted by the terms of this Agreement;

(G) the provisions of Section 10.10 have been satisfied; and

(H) additionally, with respect to the Standard Car Acquisition: the Administrative Agent shall have received all agreements, filings, and related documents governing, relating to, or evidencing the Standard Car Acquisition, and all amendments, modifications and other changes to the Standard Car Acquisition Agreement, all of which shall be reasonably acceptable to the Administrative Agent; and, the Standard Car Acquisition shall be consummated substantially in accordance with the terms and conditions of the Standard Car Acquisition Agreement heretofore received by the Lenders, as amended, modified, or otherwise changed in a manner reasonably acceptable to the Administrative Agent, for an aggregate consideration (including the assumption of any Debt) of not more than $350,000,000 excluding transaction expenses.

11.6 Modification of Organizational Documents.

Not permit the articles, charter, by-laws or other organizational documents of any Loan Party or any non-domestic Subsidiary of a Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.

11.7 Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates, other than with respect to transactions with any of the Loan Parties or any other Subsidiary of a Loan Party for which there exists a reasonable economic, legal, or related motivation.

11.8 Unconditional Purchase Obligations.

Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services except for such contracts in an aggregate amount not at any time exceeding $5,000,000.

11.9 Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.10 Business Activities; Issuance of Equity.

Not, and not permit any other Loan Party or any non-domestic Subsidiary of a Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses and other activities reasonably incidental thereto or to the operations of a company of the size or nature of any of the Loan Parties. Not, and not permit any other Loan Party (other than the Company) to, issue any Capital Securities other than (a) any issuance of shares of the Company’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program or (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4.

11.11 Investments.

Not, and not permit any other Loan Party or any non-domestic Subsidiary of a Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a) contributions by the Company to the capital of any Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations, in each case in accordance with Section 10.10;

(b) Investments constituting Debt permitted by Section 11.1;

(c) Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d) Cash Equivalent Investments;

(e) bank deposits in the ordinary course of business;

(f) [Reserved];

(g) intercompany loans or investments by domestic Loan Parties to or in domestic Loan Parties;

(h) in addition to the Investments permitted by other clauses of this Section 11.11 (including Investments permitted by Clause (j) below), Investments to or in Ventures or non-domestic Subsidiaries of the Company in an aggregate amount at any time of calculation not in excess of $100,000,000;

(i) loans by non-domestic Subsidiaries to the Company, provided that each such loan is subject to a subordination agreement satisfactory to Administrative Agent;

(j) Investments to consummate Acquisitions permitted by Section 11.5; and

(k) Investments listed on Schedule 11.11 as of the Closing Date,

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (h), or (j) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.12 Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any material rights under, the Permitted Note Indenture.

11.13 Fiscal Year.

Not change its Fiscal Year.

11.14 Financial Covenants.

11.14.1 Interest Coverage Ratio.

Not permit the Interest Coverage Ratio for any Computation Period to be less than 3.00 to 1.00.

11.14.2 Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 3.25 to 1.00.

11.14.3 [Reserved]

11.14.4 [Reserved]

11.14.5 Covenant Calculations.

In the event of a proposed Acquisition, the Company shall demonstrate pro forma compliance with each of Sections 11.14.1 through 11.14.3 by determining the calculations of each such Section as if such Acquisition and all obligations of the Company and its Subsidiaries incurred in connection therewith had been completed and incurred at the beginning of the period for each such calculation.

11.15 Cancellation of Debt.

Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

11.16 Limitations on Amendments to Indenture.

Not agree to, permit, or suffer to exist any amendment, restatement, refinancing, or the like of the Permitted Note Indenture unless the Permitted Noted Indenture as amended, restated, refinanced, or the like and the Indebtedness relating to the Permitted Note Indenture, as amended, restated, refinanced or the like, meets all of the following criteria:

(a) no amendment, restatement, refinancing, or the like of the Permitted Note Indenture shall increase the aggregate principal amount of Indebtedness then outstanding thereunder or permit the reborrowing of principal amounts paid thereunder;

(b) no portion of the principal amount of the Indebtedness outstanding under the Permitted Note Indenture as amended, restated, refinanced, or the like shall be due prior to August 6, 2013, other than any mandatory payments required solely in the event of a Significant Disposition or change of control, provided that proceeds arising from a Significant Disposition are first allowed to be utilized by the Company to prepay Obligations or to be timely utilized by the Company to acquire replacement or additional assets;

(c) the rate of interest (other than after a default) applicable to the Indebtedness outstanding under the Permitted Note Indenture as amended, restated, refinanced, or the like shall not exceed 7.0%;

(d) after giving effect to the Permitted Note Indenture as amended, restated, refinanced, or the like, the Loan Parties shall be in compliance with the covenants and other requirements of this Agreement (including those set forth at Section 11.14 of this Agreement) and no Event of Default or Unmatured Event of Default shall exist or be continuing;

(e) the events of default and covenants set forth in the Permitted Note Indenture as amended, restated, refinanced, or the like shall not be more restrictive, in any material respect, than the Events of Default and covenants set forth in this Agreement;

(f) the payment of the Indebtedness outstanding under the Permitted Note Indenture as amended, restated, refinanced, or the like shall not be secured (other than to the extent of customary rights of set off) by any Lien on any property or assets of any Loan Party;

(g) no Person other than a Loan Party shall provide any guaranty of the Indebtedness outstanding under the Permitted Note Indenture as amended, restated, refinanced, or the like;

(h) the Permitted Note Indenture as amended, restated, refinanced, or the like shall not prohibit or restrict any Loan Party from providing any Lien, now or hereafter, to the Administrative Agent or any Lender to secure the payment or performance of any or all of the Obligations and, in the event any such Lien is provided, the Permitted Note Indenture as amended, restated, refinanced, or the like shall not require the Company or any of its Subsidiaries to provide any Lien to secure payment or performance of any obligation arising under the Permitted Note Indenture as amended, restated, refinanced, or the like;

(i) no Obligations of the Loan Parties under this Agreement and the other Loan Documents shall conflict with or violate the terms of the Permitted Note Indenture as amended, restated, refinanced, or the like, and any Loans made or hereafter made to the Company and any Letters of Credit issued or hereafter issued under this Agreement shall continue to be permitted to be incurred under the Permitted Note Indenture as amended, restated, refinanced, or the like; and

(j) the Indebtedness outstanding under the Permitted Note Indenture as amended, restated, refinanced, or the like will not conflict with or violate the terms of this Agreement or any other Loan Document.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1 Initial Credit Extension.

The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) the Company shall have given notice under the Prior Credit Agreement that the Company shall on the Closing Date permanently terminate all Commitments under (and as defined in) the Prior Credit Agreement, and all Debt outstanding under the Prior Credit Agreement has been (or concurrently with the initial borrowing will be) paid in full and all agreements and instruments governing the Debt outstanding under the Prior Credit Agreement have been (or concurrently with the initial borrowing will be) terminated, (b) since December 31, 2007, no Material Adverse Change has occurred, (c) the making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders and no action, proceeding, investigation, regulation, or legislation shall have been instituted, threatened, or proposed before any court, governmental agency, or legislative body to enjoin, restrain, or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents, or the consummation of any of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents, and (d) the Administrative Agent shall have received all of the following, each duly executed, delivered and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1 Notes.

Appropriate Notes for each Lender.

12.1.2 Authorization Documents.

For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc.

Certified copies of all documents evidencing any necessary corporate or partnership action (other than that addressed in Section 12.1.2 above), consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4 Letter of Direction, Sources and Uses.

A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

12.1.5 Guaranty Agreement.

The Guaranty Agreement and Intercompany Subordination Agreement, executed by each Loan Party, and the other Loan Documents shall have been duly delivered to the Administrative Agent for the benefit of the Lenders.

12.1.6 Opinions of Counsel.

Opinions of counsel for each Loan Party.

12.1.7 Insurance.

Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b).

12.1.8 Payment of Fees.

Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.9 Projections.

Projections (including a projected balance sheet, profit and loss statement and statement of cash flows and giving effect to the Standard Car Acquisition) of the Company and its Subsidiaries, prepared in a manner reasonably satisfactory to the Administrative Agent for the five-year period following the Closing Date shall be reasonably satisfactory to the Administrative Agent and the Lenders and shall be accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

12.1.10 Termination of Prior Credit Agreement; Lien Searches.

Evidence that the Prior Credit Agreement has been terminated, and all outstanding obligations thereunder have been paid and any Liens securing such obligations have been released; and a Lien search in acceptable scope and with acceptable results.

12.1.11 Standard Car Acquisition Agreement.

The Standard Car Acquisition Agreement as in effect on the Closing Date.

12.1.12 Other.

Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2 Conditions.

The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc.

Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

12.2.2 Confirmatory Certificate.

If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2 Non-Payment of Other Debt.

Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $7,500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Other Material Obligations.

Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect.

13.1.4 Bankruptcy, Insolvency, etc.

Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents.

(a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 11 (other than Section 11.14.5); or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 45 days.

13.1.6 Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans.

(a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $15,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a material Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $15,000,000.

13.1.8 Judgments.

Final judgments which exceed an aggregate of $10,000,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.

13.1.9 Invalidity of Collateral Documents, etc.

Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10 Change of Control.

A Change of Control shall occur.

13.1.11 Material Adverse Effect.

The occurrence of any event having a Material Adverse Effect.

13.2 Effect of Event of Default.

If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14 THE AGENT[S].

14.1 Appointment and Authorization.

Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Issuing Lender.

The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4 Exculpation of Administrative Agent.

None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7 Credit Decision.

Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8 Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the

Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9 Administrative Agent in Individual Capacity.

PNC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though PNC were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, PNC or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), PNC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though PNC were not the Administrative Agent, and the terms “Lender” and “Lenders” include PNC and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Loan Party from the Guaranty Agreement if the sale, transfer or other disposition of such Loan Party is permitted by the terms of this Agreement.

14.12 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.16) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.16.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger,” “co-arranger,” or the like, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.14 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

SECTION 15 GENERAL.

15.1 Waiver; Amendments.

No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Guaranty Agreement (other than as permitted in Section 14.11), change the definition of Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder which does not require in accordance with the foregoing paragraph the consent of each affected Lender or which does not directly increase or decrease the Commitment of such Defaulting Lender.

15.2 Confirmations.

The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 15.3 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.3) in accordance with this Section 15.3. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.3. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice;

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.3; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

15.4 Computations.

Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 11 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 11 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5 Costs, Expenses and Taxes.

The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney

Costs and any Taxes) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. The Lenders will attempt to minimize the Attorney Costs which are subject to reimbursement by the Company hereunder by considering the usage of one law firm to represent the Lenders and the Administrative Agent if appropriate under the circumstances. In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6 Assignments.

(a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent and the Issuing Lender (which consents shall not be unreasonably withheld and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender) and, so long as no Event of Default exists, the Company (which consent shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender). Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500. No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 15.6.1 shall be void. No assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries and no assignment shall be made to a natural person.

(b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) appropriate Notes in the principal amount of the Assignee’s Pro Rata Share of the Commitments assigned (and, as applicable, appropriate Notes in the principal amount of the Pro Rata Share of the Commitments retained by the assigning Lender retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Notes, the assigning Lender shall return to the Company any prior Notes held by it.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.7 Register.

The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender or the Company with respect to the maintenance of the Register.

15.8 Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent the other Lenders, and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Clauses (a) through (d) of Section 15.1 to the extent such Lender has a right to consent under each such Clause; subject to Section 15.9 [Limitations upon Participant Rights, Successors and Assigns Generally] the Company agrees that each Participant shall be entitled to the benefits of Sections 8.2 [Basis for Determining Interest Rate Inadequate or Unfair], 8.3 [Changes in Law Rendering LIBOR Loans Unlawful], and 8.1 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.6 [Assignments]. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 7.4 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 7.5 [Proration of Payments] as though it were a Lender.

15.9 Limitations upon Participant Rights, Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 8.1 [Increased Costs], 7.6 [Taxes], 15.5 [Costs, Expenses, and Taxes], 15.18[Indemnification by the Company], or 15.19 [Nonliability of Lenders] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that is not incorporated or oganized under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 7.6 [Taxes] unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 7.6(d) as though it were a Lender. GOVERNING LAW.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF

PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.11 Confidentiality.

The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or potential assignee that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or potential assignee may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by Law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide services or products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and the Administrative Agent and the Lenders and other parties hereto may disclose without limitation of any kind any information that is provided to the Administrative Agent or the Lenders or any other party hereto with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) other than to the extent necessary to comply with any applicable federal or state securities Laws; and, provided, that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this paragraph shall only apply to the information regarding the “tax treatment” or “tax structure.”

15.12 Severability.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable Law.

15.13 Nature of Remedies.

All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable Law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.14 Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.15 Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective execution and delivery thereof. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.16 Successors and Assigns.

This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.17 Captions.

Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.18 INDEMNIFICATION BY THE COMPANY.

IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A

“LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE [RELATED TRANSACTIONS]) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

15.19 Nonliability of Lenders.

The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION

TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

15.20 FORUM SELECTION AND CONSENT TO JURISDICTION.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE COMMONWEALTH OF PENNSYLVANIA. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.21 WAIVER OF JURY TRIAL.

EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.22 USA PATRIOT ACT.

Each Lender hereby notifies the Company and each of the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and each of the other Loan Parties, which information includes the name and address of the Company and each of the other Loan Parties and other information that will allow such Lender to identify the Company and each of the other Loan Parties in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE 1 OF 15 TO REFINANCING CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ Alvaro Garcia-Tunon	(SEAL)
Name:	Alvaro Garcia-Tunon
Title:	Senior Vice President

RAILROAD FRICTION PRODUCTS CORPORATION; WABTEC HOLDING CORP.; RFPC HOLDING CORP.; MOTIVEPOWER, INC.; YOUNG TOUCHSTONE COMPANY; WABTEC DISTRIBUTION COMPANY; WABTEC CORPORATION; RICON CORP.; SCHAEFER EQUIPMENT, INC.; WABTEC INTERNATIONAL, INC.; WABTEC INVESTMENTS LIMITED, LLC

By:	/s/ Alvaro Garcia-Tunon	(SEAL)
Name:	Alvaro Garcia-Tunon
Title:	Vice President of each of the above listed companies

[SIGNATURE PAGE 2 OF 15 TO REFINANCING CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender and as an Issuing Lender

By:	/s/ Tracy DeCock
Name:	Tracy DeCock
Title:	Vice President

[SIGNATURE PAGE 3 OF 15 TO REFINANCING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.,as Syndication Agent and as a Lender and as an Issuing Lender

By:	/s/ Deborah R. Winkler
Name:	Deborah R. Winkler
Title:	Vice President

[SIGNATURE PAGE 4 OF 15 TO REFINANCING CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Co-Documentation Agent and as a Lender and as an Issuing Lender

By:	/s/ Robert Fratta
Name:	Robert Fratta
Title:	Vice President

[SIGNATURE PAGE 5 OF 15 TO REFINANCING CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and as a Lender

By:	/s/ Paula J. Czach
Name:	Paula J. Czach
Title:	Director

[SIGNATURE PAGE 6 OF 15 TO REFINANCING CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK, as Co-Documentation Agent and as a Lender

By:	/s/ C. Forrest Tefft
Name:	C. Forrest Tefft
Title:	Senior Vice President

[SIGNATURE PAGE 7 OF 15 TO REFINANCING CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA, as Co-Documentation Agent and a Lender

By:	/s/ Curtis C. Hunter III
Name:	Curtis C. Hunter III
Title:	Vice President

[SIGNATURE PAGE 8 OF 15 TO REFINANCING CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Robert M. Searson
Name:	Robert M. Searson
Title:	Senior Vice President

[SIGNATURE PAGE 9 OF 15 TO REFINANCING CREDIT AGREEMENT]

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, as a Lender

By:	/s/ George Stoecklein
Name:	George Stoecklein
Title:	Vice President

[SIGNATURE PAGE 10 OF 15 TO REFINANCING CREDIT AGREEMENT]

FIFTH THIRD BANK, as a Lender

By:	/s/ Neil Corry-Roberts
Name:	Neil Corry-Roberts
Title:	Vice President

[SIGNATURE PAGE 11 OF 15 TO REFINANCING CREDIT AGREEMENT]

TD BANK N.A., as a Lender

By:	/s/ Christopher S. Helmeci
Name:	Christopher S. Helmeci
Title:	Senior Vice President

[SIGNATURE PAGE 12 OF 15 TO REFINANCING CREDIT AGREEMENT]

NATIONAL CITY BANK, as a Lender

By:	/s/ Debra W. Riefner
Name:	Debra W. Riefner
Title:	Senior Vice President

[SIGNATURE PAGE 13 OF 15 TO REFINANCING CREDIT AGREEMENT]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Brian J. Sohocki
Name:	Brian J. Sohocki
Title:	Vice President

[SIGNATURE PAGE 14 OF 15 TO REFINANCING CREDIT AGREEMENT]

HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ James T. Moorehead
Name:	James T. Moorehead
Title:	Senior Vice President

[SIGNATURE PAGE 15 OF 15 TO REFINANCING CREDIT AGREEMENT]

THE PRIVATE BANK & TRUST COMPANY, as a Lender

By:	/s/ Roy D. Hasbrook
Name:	Roy D. Hasbrook
Title:	Managing Director